Exhibit 99.1

Essential Properties Realty Trust, Inc. Announces Dividend for the First Quarter 2019

March 8, 2019

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.21 per share of common stock for the first quarter of 2019. The dividend is payable on April 16, 2019 to stockholders of record as of the close of business on March 29, 2019.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of December 31, 2018, the Company’s portfolio consisted of 677 freestanding net-lease properties with a weighted average lease term of 14.2 years and a weighted average rent coverage ratio of 2.8x. As of the same date, the Company’s portfolio was 100% leased to 161 tenants operating 180 different concepts in 15 distinct industries across 43 states.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.